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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

C O R P O R A T E P A R T I C I P A N T S

Andrew Davies, Chief Executive Officer, Syniverse

Simeon Irvine, Chief Financial Officer, Syniverse

Mohsin (Mo) Meghji, Chairman and Chief Executive Officer, M3 Brigade Acquisition Corp.

Matthew Perkal, Partner and Portfolio Manager at Brigade Capital, an Executive Vice President of the SPAC.

P R E S E N T A T I O N

Andrew Davies

Hello. Many thanks for your time today. We’re really looking forward to talking to you about the exciting future we have ahead of us at Syniverse.

My name is Andrew Davies. I’m the CEO at Syniverse and have significant experience in the T&T sector from my time as CFO at Spring, VEON, Verizon Wireless as well as Vodafone’s Operations in India, Turkey and Japan.

Also with me is Simeon Irvine our CFO, Mo Meghji and Matt Perkal from M3 Brigade Acquisition Corp.

I will now turn it over to them to introduced themselves before we jump into the presentation.

Simeon Irvine

Hello, I’m Simeon Irvine and I’m the CFO of Syniverse.

I’ve worked in the telco sector for more than 20 years and I’ve held senior finance operational and transformational roles in companies including T-Mobile, Cable & Wallace and Unify before joining Syniverse two years ago.

Mohsin Meghji

Thanks Simeon, this is Mo Meghji. It’s very good to join you guys today. I’m the Chairman and CEO of the M3 Brigade Acquisition Corp. SPAC. This is my second SPAC. We did a deal in 2018 with a company called Infrastructure an energy alternative. For our second SPAC we teamed up with Brigade Capital and Matt Perkal has joined me, who is a lead partner from Brigade on the SPAC. Matt.

Matthew Perkal

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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

Hello, I’m Matthew Perkal, Partner and Portfolio Manager at Brigade Capital, an Executive Vice President of the SPAC.

Mohsin Meghji

Thank you Matt. With that, this is Mo Meghji, I’m going to start us off here. I’m delighted to announce that Syniverse has entered into a definitive merger agreement with MBAC, which will result in Syniverse becoming a publicly traded company.

The transaction values Syniverse at an enterprise value of $2.85 billion or 12x 2022 EBITDA. Over a billion dollars of new capital is being invested into Syniverse to accelerate growth and delever the business. This capital is coming from Twilio, the PIPE investors and SPAC Cash and Trust.

Specifically it includes up to $750 million from Twilio, a leading communications platform. Carlyle is the primary owner of the company currently, is rolling 100% of its investment into the merged company without any secondary sales of any amount and continues to have very strong belief in the long-term value opportunity here.

Brigade Capital, which has historically been the Company’s largest lender, is investing $150 million into the PIPE financing and the MBACs sponsor entity is also investing $15 million into the common equity as part of the $265 million PIPE commitment.

The decrease in leverage for Syniverse will position the Company very well to drive significant growth in the enterprise segment and also to pursue M&A opportunities.

Let me know turn to Syniverse’s kind of core business. Syniverse is very unique in that it provides mission critical services to carriers across the global mobile ecosystem. It facilitates inter-carrier connectivity, roaming and message delivery across the globe. Syniverse has the largest most complete carrier network comprising of 900 plus carriers globally.

It’s unique and highly defensible business offers secure connectivity resulting in Syniverse being a leading provider to all the major North American carriers. The business has very strong revenue share for data clearing and B2B messaging as well as IPX and has very strong cash flow generation.

Syniverse’s enterprise revenue is forecasted to grow at a 27% annual growth rate through 2025 which will result in the overall Syniverse revenue CAGR of 14% over the next five years. Enterprise messaging is driven a secular shift of businesses communicating with customers via text messaging. Message volume has been driven by high growth and adoption rates of CPaaS by large enterprises and digital native businesses.

Syniverse’s existing secure network allows it to capture the high growth enterprise messaging volume which is a significant built-in advantage.

Twilio’s strategic investment will allow the Company to turbo charge the enterprise segments growth. Twilio is a leading communications platform growing at over 50% a year based on their most recent quarter. The revenue projections from Twilio for Syniverse currently only include U.S. messaging volumes and exclude any revenue from potential future international business which represents additional upside to the Company’s projections.

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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

Finally, the carrier segment growth, we expect will resume and is going to be driven by a combination of 5G rollout and continued wireless device growth rates. Global data traffic is projected to grow at a 31% CAGR through 2026 with the investment in 5G infrastructure.

Carrier volumes and revenues will benefit from continued adoption of private networks, IOT and RCS or Rich Communication Services. The Company’s carrier margins are very strong for the projected increase in revenues will meaningfully impact earnings.

I will now turn it over to Matt Perkal, who will walk you through the transaction summary as well as the valuation comparables.

Matthew Perkal

As you can see from the sources and uses, in addition to the nearly $200 million of preferred equity, there’s over half a billion dollars of common equity at an approximate average price of $11 per share. We are very confident this deal is a great value for our shareholders at a near 10% discount to the PIPE price.

The transaction valuation provides a very attractive entry point at 12.1x estimated 2022 EBITDA with significant upside driven by both strong earnings growth and potential multiple expansion driven by revenue mix.

Transaction processing companies and communication technology businesses are the most comparable to Syniverse. Transaction processing companies have similar attributes and trade at a median of 19x2022 EBITDA. Communication technology companies have high growth rates, which are similar to the enterprise segment and trade at very high multiples and often times the market focus is on revenue multiples.

Syniverse expects its enterprise segment to generate more than 50% of revenues by 2024 making the business more comparable to Sinch, which currently trades at 40x EBITDA.

Additionally, communication technology peers companies traded a median of 11x2022 revenue will Syniverse is valued at 3.7x2022 revenue.

Andrew Davies

Thank you, Mo and Matt.

In a nutshell, Syniverse may be the most important company you’ve never heard of. We have had two tag lines being, we make mobile work and we’re the world’s most connected company. We are the trusted neutral intermediary and central nervous system that keeps devices, data traffic and messages flowing seamlessly and securely across the globe.

If you’ve ever sent a message to someone with another carrier, that’s Syniverse. If you’ve travelled overseas and made a phone call there, that’s also Syniverse. If you’ve received a text message with any of a two-factor authentication code, an airport gate change notification, or a delivery reschedule, that’s Syniverse too. Those are just a few simple illustrative examples of how we enable and drive the evolution of the entire communications ecosystem.

We power the connected world and the digital economy by connecting over 8 billion devices to the mobile ecosystem allowing them to roam the globe seamlessly and securely. By connecting these 8 billion mobile devices we move nearly 3.5 exabits of data annually over our IPX network, the largest private IP network on the planet. For context that volume of data is more than 10,000 times the data stored in the entire library of Congress and it gives us a substantial share of global IPX market.

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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

On an annual basis, we process more than 2.2 trillion billable transactions and are the leading clearing and settlement platform for the mobile industry for roaming and other services in North America and on a global basis.

Our 30-year heritage of facilitating and operating mission critical communications solutions for carriers has also positioned us to become a leader in A2P enterprise messaging with the unique direct connectivity to all major North American 10DLC operators. A2P messaging and CPaaS represents a $7 billion opportunity today that will reach $25 billion by 2025. Combined growth rates in A2P and CPaaS are expected to be north of 30% per year, and Syniverse, is well positioned to capture this growth trend.

For three decades now Syniverse has been at the heart of driving change and advancement in the mobile ecosystem. We have a proven record of leading our carrier and enterprise customers through the technology evolution within this ecosystem from 1G through 4G and now into 5G.

We developed the technologies and platforms that have allowed carriers to communicate with each other allowing mobile users to have seamless connectivity whether domestically or internationally and which has also bridged ecosystems by enabling enterprises and OTT communications providers to interoperate with the messaging services of the mobile carriers, and all of this connectivity and interoperability is critical to powering the mobile digital economy.

Simply put, without Syniverse’s communications connectivity platform, a global mobile digital economy cannot exist. We are the only communication platform that creates seamless connectivity and interoperability across enterprises and carriers globally while providing an unrivaled solution set for both. Our foundational technologies are also a strong building point to evolve the ecosystem for 5G, private networks, IoT and RCS messaging.

As a result of Syniverse’s history and position as a trusted intermediary for carriers and enterprises, we have a leadership position across both established and emerging markets giving us a foundational carrier business that generates significant margins and cash flows and a high growth enterprise messaging and CPaaS business.

Our leadership position is further validated by Syniverse enabling global connectivity for a significant number of blue-chip enterprise customers and nearly all major communications providers.

Syniverse has built a reputation with our customers as the expert in enabling communications to their customers and employees on a global basis due to the quality and reach of our services. We focus on providing our technology securely and reliably to all of our customers at carrier-grade service levels meaning 5/9’s quality. Because of this, the number of customers and partners we serve has grown through the years and we have excellent customer retention because of our quality and service levels.

We have great customer diversification with leading brands in every industry vertical where we provide service and our quality, scale and reliability also give us an advantage to look at other nascent verticals we could pursue such as healthcare.

Syniverse’s communication platform and foundational carrier business enables our enterprise business to deliver global mobile connectivity for the other leading platforms around the world, making us the platform of platforms for enterprises focusing on the mobile first economy, which brings us to Syniverse’s relationship with Twilio.

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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

For those who are less familiar with Twilio, Twilio is the leading communications platform with over $2.3 billion in trailing 12-month revenue and over 60% year-on-year growth in its most recent quarter. Twilio has 240,000 customers and over 10 million developer accounts on the platform. With its customer engagement platform, Twilio is enabling innovators across ever industry from emerging companies to the world’s largest organizations to reinvent how companies engage with their customers.

Messaging is Twilio’s largest product, which brings us to the relationship with Syniverse. Syniverse and Twilio partnership creates new opportunities across the connected ecosystem for enterprise customers and the partnership will drive significant messaging volumes for Syniverse due to Twilio’s position as the leading communications platform globally.

Twilio has been a customer of Syniverse for over seven years and Twilio’s decision to enter into a strategic partnership with Syniverse was driven by Syniverse’s unique position in the market as the trusted partner with strategic connectivity to all major U.S. carriers.

The rationale for Twilio’s investment and strategic partnership with Syniverse is multi-faceted and includes the fact that it provides secure connectivity to the major U.S. carriers for A2P messaging and provides additional options to connect to more than 900 carriers globally. Provides Syniverse with significant volumes from Twilio. It aligns a leading communications platform with a premier global mobility platform to accelerate the next wave of innovation in mobile communications.

Increased financial flexibility and balance sheet capacity for Syniverse makes us well positioned to invest and drive innovation in areas such as advanced messaging and RCS.

In addition to our leading global mobility platform and blue-chip enterprise and carrier customers, we’ve got a strong, cohesive leadership team with deep expertise and bench strength within commercial, technology, operations and the supporting functions. We’ve also been strengthening selected teams to ensure a successful transition to a publicly listed company since early 2021.

Now let me hand it over to Simeon to provide an overview of the financials.

Simeon Irvine

Thank you, Andrew.

Turning now to the financial performance.

Syniverse is a high-quality business that offers strong, scalable revenue growth across multiple markets together with impressive EBITDA that is underpinned by a culture of operating model optimization and cost control.

Syniverse is unique in the breadth of capabilities that we offer, and this has given us the ability to service both carrier and enterprise customers. Our foundation in carrier provides exceptionally strong profits and cash flows with best-in-class growth that, we have used, and we will continue to use, to invest in and grow our enterprise business. We expect the enterprise business to continue to grow very strongly while maintaining healthy margins.

Messaging is a common element between the businesses, with both messages between carriers, and messages from enterprises to their customers using the carrier networks being enabled by our platforms, and this allows us to bridge and monetize the carrier ecosystem with the enterprise customers for the benefit of the carriers and of the enterprises

Our enterprise business sits within a fast-growing ecosystem where enterprises engage with their customers through an increasing number of mobile channels.

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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

The CPaaS business has entered a phase of rapid growth as engagement with customers becomes more interactive. In mid-2020, we launched our CPaaS platform in North America which generated strong growth for us. We expect CPaaS revenues to grow at 40% CAGR through 2025 as we roll out the platform to other geographies and extend the range of services on the platform.

We have a diversified customer base with all services provided under contracts with typical contract durations of 24 months to 36 months. A significant proportion of our revenues arise from contracted monthly recurring charges with the balance being billed on usage or consumption, which provides line of sight to strong top line growth.

We expect to grow rapidly driven by continued expansion in CPaaS and in enterprise messaging with a steady growth in our very high margin carrier business. We encourage everyone to read Pages 26 to 28 of the distributed Investor Presentation which outline revenue and profit numbers and growth rates, but I’ll highlight some key numbers now.

Enterprise revenue is forecast to grow from $209 million in 2020 to $679 million in 2025 at a 27% CAGR, with approximately 30% direct margin.

Carrier revenue is expected to grow from $436 million in 2020 to $558 million in 2025 at a 5% CAGR, with 85% direct margin.

Our business has inherent scalability with our platforms and operational costs already being dimensioned to service the volumes we foresee in the plan. Our continued focus on, and attention to, operating model optimization will result in EBITDA growing in dollar terms at least in in line with revenues and the EBITDA margin in the low 30s remaining constant despite the change in revenue mix.

EBITDA is forecast to grow from $210 million in 2020 to $416 million 2025 at a 15% CAGR.

Our revenue growth will come from multiple markets driven by a variety of technology advances and business model changes in those markets. The partnership with Twilio is expected to drive significant incremental messaging volumes and revenues and there are significant revenue upside opportunities that have not been included in the forecast. For example, we have been advised by a leading strategic consultancy that they see the potential for significantly higher growth in emerging technologies such as Private Networks and IoT than we have assumed in our projections.

Furthermore, the new equity investments will allow us to significantly deleverage our balance sheet and reduce our cash interest burden by approximately $90 million per annum. Consequently, we will have strong operating cash flow out of the gate with which to pursue attractive organic and inorganic growth opportunities.

Now, I will hand you back over to Andrew for closing remarks.

Andrew Davies

Thank you, Simeon. In conclusion, let me summarize the investment thesis for you.

Our high margin and high cash flow generating carrier business will grow in line with that ecosystem driven by the tailwinds from 5G, RCS, private networks & IOT. In addition, the carrier business provides the foundational technology, platforms, and relationships for our enterprise solutions, very specifically on all things related to messaging.

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M3 Brigade Acquisition II – Proposed Business Combination With Syniverse Conference Call, August 17, 2021

We will harness this symbiosis by driving continued strong growth in our enterprise business from the accelerating adoption of A2P messaging and CPaaS, all of which will be further strengthened by our strategic partnership with Twilio.

Transaction valuation provides a very attractive entry point at just over 12x estimated 2022 EBITDA with significant upside driven by both strong earnings growth and potential multiple expansion as revenue mix shifts to our high growth enterprise business

We’ve enjoyed speaking to you about the exciting future we have ahead of us at Syniverse and thank you all for your time.

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Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, M3-Brigade Acquisition II Corp. (the “Company”) intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about the Company, Syniverse Corporation (“Syniverse”) and the proposed transaction. When available, the definitive proxy statement will be mailed to the stockholders of the Company as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: M3-Brigade Acquisition II Corp., 1700 Broadway – 19th Floor, New York, New York 10019.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies of the Company’s stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in the Company will be filed in the proxy statement for the proposed transaction and available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed transaction when available.

Syniverse and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed business combination.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

This communication may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of the Company or Syniverse may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company and Syniverse and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve significant risks and uncertainties, that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of the Company and Syniverse and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger with respect to the proposed transaction (the “Merger Agreement”); (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Merger Agreement and the proposed transaction; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing contained in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the proposed transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on the New York Stock Exchange following the proposed transaction; (7) volatility in the price of the Company’s securities due to a variety of factors, including changes in the competitive industries in which Syniverse plans to operate, variations in performance across competitors and changes in laws and regulations affecting Syniverse’s business; (8) the risk that the proposed transaction disrupts current plans and operations of the Company as a result of the announcement and consummation of the proposed transaction; (9) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers, vendors and suppliers and retain its management and key employees; (10) costs related to the proposed transaction; (11) changes in applicable laws or regulations; (12) the possibility that Syniverse may be adversely affected by other economic, business, financial, political, legal and/or competitive factors; and (13) other risks and uncertainties indicated from time to time in the Company’s Quarterly Reports on Form 10-Q and the proxy statement discussed above, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by the Company.

The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Syniverse and the Company do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.